Exhibit 3.1.1 Articles of Restatement

Articles of Restatement

of

CoJax Oil and Gas Corporation

December 22, 2017

The undersigned, on behalf of CoJax Oil and Gas Corporation, a corporation organized and existing under and by virtue of the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “Corporation”) (SCC ID #0824765-2), pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

FIRST: The name of the Corporation prior to filing of these Articles of Restatement is Cojax Oil and Gas Corporation. The name of the Corporation in these Articles of Restatement is CoJax Oil and Gas Corporation.  The difference being the capitalized “J.”

SECOND: The Corporation was originally formed on November 13, 2017, as a Virginia corporation.

THIRD: The restatement was approved and adopted by unanimous consent of the shareholders and directors of the Corporation on December 22, 2017.

FOURTH:  The restatement amends and restates all Articles of the original Articles of Incorporation, as described in the attached Amended and Restated Articles of Incorporation.

FIFTH:   The full text of the amended and restated articles of incorporation of the Corporation is attached hereto.

SIXTH:  The amended and articles of incorporation of the Corporation as attached hereto shall be effective upon filing and acceptance by the Virginia State Corporation Commission.

 IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer and Chairman of the Board of Directors of the Corporation,  who is authorized to execute these Articles of Restatement by the Board of Directors and shareholders of the Corporation, for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to the Virginia Stock Corporation Act, under penalties of perjury does declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed these Articles of Restatement on the date set forth below.  Executed in the name of the Corporation:

By:

          /s/ Jeffrey J. Guzy

Jeffrey J. Guzy

Title: Chief Executive Officer, President and Sole Director

Date:  December 22, 2017

SCC Number: 0824765-2

Exhibit 3.1.1 Articles of Restatement

CoJax Oil and Gas Corporation

Amended and Restated Articles of Incorporation

Article I. Name. The name of the Corporation is CoJax Oil and Gas Corporation (referred to as the “Corporation”).

Article II.           Purpose.  The purpose for which the Corporation is organized is to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended, (referred to as the “Act”).

Article III.          A.  Capital Stock.  The Corporation shall have the authority to issue 350,000,000 million shares of capital stock consisting of 300,000,000 million shares of Common Stock, $0.01 par value per share, (“Common Stock”) and 50,000,000 shares of serial Preferred Stock, $0.10 par value per share, (“Preferred Stock”).

B.  Common Stock.  (1) Dividends.  Dividends may be paid upon the Common Stock out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made.

(2) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, the Board of Directors may, after satisfaction of the rights of the holders of all shares of Preferred Stock, or the deposit in trust of money adequate for such satisfaction, distribute in kind to the holders of the Common Stock all then remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any of such remaining assets of the Corporation and receive payment therefor wholly or partly in cash and/or in stock and/or in obligations and may sell all or any part of the consideration received therefor and distribute all or the balance thereof in kind to the holders of the Common Stock.

(3) Voting Rights.  The holders of the Common Stock shall, to the exclusion of the holders of the Preferred Stock, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise recited or provided in the provisions of these Articles of Incorporation applicable to the Preferred Stock.

(4)   Redemption.  Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, the Corporation may from time to time purchase or otherwise acquire for a consideration or redeem (if permitted by the terms thereof) shares of Common Stock or shares of any other class of stock hereafter created ranking junior to the Preferred Stock in respect of dividends or assets and any shares so purchased or acquired may be held or disposed of by the Corporation from time to time for its corporate purposes or may be retired as provided by law.

C. Preferred Stock.  (1) Issuance.  Subject to amendment of these Articles of Incorporation by an amendment filed and accepted by the Virginia State Corporation Commission and subject to compliance with all other requirements of the Act, the Board of Directors is hereby empowered to cause any class of the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(k) below, as shall be determined by the Board of Directors. The shares of Preferred Stock of different classes or series may vary as to:

Exhibit 3.1.1 Articles of Restatement

(a)

the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof;

(b)

whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which (i) may be general or limited, and (ii) may permit more than one vote per share;

(c)

the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;

(d)

whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)

the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)

whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)

whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of such class or any other securities (including common stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of such class;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of such class or of any other class;

(j)

the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and

(k)

any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

(2)  Liquidation Distributions.  In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of

Exhibit 3.1.1 Articles of Restatement

Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation.

(3)  Designations. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

C.  General Provisions.

(1) Number. The number of authorized shares of capital stock of the Corporation, or the amount of capital represented thereby, may be increased or decreased in the manner and subject to the conditions and limitations prescribed by the laws of the Commonwealth of Virginia, as they now and may hereafter exist, and subject to the provisions hereinafter contained.

(2)  Issuance. Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding, may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements set forth in the provisions of these Articles of Incorporation applicable to the Preferred Stock, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

(3)   Reserves. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interests of the Corporation; and said board shall likewise have power to determine in its discretion what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared as dividends and paid to the stockholders of the Corporation.

(4)  No Pre-Emption Rights.  No stockholder shall have any pre-emptive right to acquire unissued shares of the Corporation or to acquire any securities convertible into or exchangeable for such shares or to acquire any options, warrants or rights to purchase such shares.

(5)  Voting Rights.  Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, each holder of record of outstanding shares of stock entitled to vote at any meeting of stockholders shall, as to all matters in respect of which such stock has voting power, be entitled to one vote for each share of such stock held by him, as shown by the stock books of the Corporation, and may cast such vote in person or by proxy. Except as herein expressly provided, or mandatorily provided by the laws of the Commonwealth of Virginia, a quorum of the shares entitled to vote on a matter at any meeting shall consist of a majority of the votes entitled to be cast on the matter and, if a quorum exists, action on a matter, other than election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action.  Voting on the election of directors shall be governed by the Corporation's bylaws and, if applicable, the provisions of any series of Preferred Stock, or in the absence of any such bylaws or Preferred Stock provisions, by the laws of the Commonwealth of Virginia.  For matters on which the laws of the Commonwealth of Virginia provide for a supermajority vote unless a corporation's articles of incorporation otherwise provide, the vote required for the Corporation's stockholders to approve such matters shall be a majority of the votes entitled to be cast on the matter.

(6)  Capital Surplus. The Board of Directors of the Corporation may, by resolution, determine that only a part of the consideration which it is to receive for any shares of stock which it shall issue shall be

Exhibit 3.1.1 Articles of Restatement

capital and that the balance of such consideration (not greater, however, than the excess of such consideration over the par value, if any, of such shares) shall be capital surplus of the Corporation.

Article IV.   Principal Offices; Registered Agent and Registered Office.

A. Principal Offices.  The initial principal offices of the Corporation shall be located at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 23223, located in Arlington County.  The principal office of the Corporation in the Commonwealth of Virginia is to be located in Arlington County, Virginia or such other location within or outside of the Commonwealth of Virginia and approved by two thirds (2/3) of the Directors at the time in office.

B.  Registered Agent and Registered Offices. The registered agent of the Corporation is Jeffrey J. Guzy, a natural person and resident of the Commonwealth of Virginia and is a director of the Corporation.  The address of the Corporation’s registered office, which is identical to the business office of the registered agent, is 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22203, located in Arlington County.

Article V.    Directors.  A. Powers; Number; Election.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one (1) nor more than eleven (11) Directors, the exact number of Directors to be determined from time to time by resolution adopted by (1) the affirmative vote of a majority of the Directors then in office or (2) the stockholders of the Corporation by a majority of the votes entitled to be cast at an election of directors.  Each Director shall hold office until the next annual meeting or next annual election of Directors and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  No decrease in the number of directors shall shorten the term of any incumbent Director.

B.  Preferred Stock election of Directors.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

C. Vacancies. If the office of any Director shall become vacant, the Directors at the time in office, whether or not a quorum, may, by majority vote of the Directors then in office, choose a successor who shall hold office until the next annual meeting or annual election of stockholders. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

D.  Removal.  A Director of the Corporation may be removed by stockholders of the Corporation only for cause and only if the number of votes cast to remove the Director constitutes a majority of the votes entitled to be cast at an election of Directors of the voting group by which the Director was elected.

E.  Advance Notice of Nominations.  Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

F.   Amendment of Articles of Incorporation.  Notwithstanding any other provision of the Articles of Incorporation or the Bylaws, the affirmative vote of a majority of the votes entitled to be cast on the matter shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of, this Article V or similar provisions in the Bylaws.

Article VI.          Limit on Liability and Indemnification.

Exhibit 3.1.1 Articles of Restatement

A.  Limit Liability.  To the full extent that the Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

B.  Indemnification.  To the full extent permitted and in the manner prescribed by the Act and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum or disinterested Directors, to contract in advance to indemnify any Director or officer.

C.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section B of this Article VI who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B of this Article VI.

D.

Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article VI.

E.    Special Legal Counsel. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section B of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

F.  Scope.  The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption.  No amendment, modification or repeal of this Article VI shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

G.   Advances.  The Corporation may pay for or reimburse the reasonable expenses incurred by any eligible person (and for a person referred to in Section B of this Article VI who is a party to a proceeding in advance of final disposition of the proceeding if any such person furnishes the Corporation: (1) a written statement, executed personally, of his or her good faith belief that he or she has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification pursuant to Section B of this Article VI; and (2) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately

Exhibit 3.1.1 Articles of Restatement

determined that he did not meet such standard of conduct. The undertaking required by clause (2) of this Section G of this Article VI shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

H.   Severability.  Each provision of this Article VI shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

I.    Former Directors.  Reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.

Article VII.  Control Share Acquisitions.  Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.

Article VIII.  Written Consent by Common Stock Stockholders. Any action required or permitted to be adopted or taken at any annual or special meeting of the stockholders of the Corporation may be adopted or taken without a meeting, and without prior notice, if a written consent is signed by holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be required to adopt or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by stockholders holding a sufficient number of shares of Common Stock in accordance with the preceding sentence, and delivered to the Corporation for including in the minutes or filing in the corporate records.